Exhibit 5.1

February 10, 2026

ClearThink 1 Acquisition Corp.

150 E. Palmetto Park Road

Suite 202

Boca Raton, Florida 33432

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ClearThink 1 Acquisition Corp. (the “Company”) in connection with the preparation and filing of that certain Registration Statement on Form S-1, as may be amended (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, with respect to an underwritten public offering of (i) 15,000,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Ordinary Shares”) and one right to receive one-tenth of an Ordinary Share (the “Rights”); (ii) up to 2,250,000 Units (the “Over-Allotment Units”) for which the underwriter has been granted an over-allotment option, (iii) all Ordinary Shares and Rights issued as part of the Units and Over-Allotment Units; and (iv) all Ordinary Shares issuable upon conversion of the Rights included in the Units and Over-Allotment Units. The Units and the Over-Allotment Units are referred to herein as the “Registered Securities.” We understand that the Units and Over-Allotment Units are proposed to be sold for sale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by the Company and the underwriter (the “Underwriting Agreement”).

As counsel to the Company, we have examined the originals or copies of such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Registration Statement, corporate resolutions authorizing the issuance of the Units and Over-Allotment Units and the Amended and Restated Memorandum and Articles of Association of the Company, including amendments thereto. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us; (c) the conformity to the originals of all documents submitted to us as copies; (d) the genuineness of all signatures contained in the records, documents, instruments and certificates we have reviewed; and (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that each of the Rights (including the Rights issuable in connection with the Over-Allotment Units), the Units and the Over-Allotment Units, if and when paid for in accordance with the terms of the Underwriting Agreement will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

February 10, 2026

The opinion set forth above, is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law. We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

In rendering the foregoing opinion, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of the Registered Securities thereunder; (ii) the Company will issue and deliver the Registered Securities in the manner contemplated by the final prospectus; and (iii) all such securities will be issued in compliance with applicable federal and state securities laws. To the extent the obligations of the Company with respect to the Registered Securities may be dependent upon such matters, we also assume for purposes of this letter that the other party under the Underwriting Agreement, is duly authorized validly existing and in good standing under the laws of its jurisdiction of organization; that such party is duly qualified to engage in the activities contemplated by the Underwriting Agreement; that such Underwriting Agreement has been duly authorized, executed and delivered by the other party and constitutes the valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such Underwriting Agreement with all applicable laws and regulations; and such other party has the requisite organizational and legal power and authority to perform its obligations under the Underwriting Agreement.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding (a) the contents of the Registration Statement or the related prospectus, or (b) the Ordinary Shares that make up a portion of the Registered Securities or that underly the Rights, in either case other than as expressly stated herein with respect to the Registered Securities to be issued pursuant to the Registration Statement. We are members of the Bar of the State of New York. We do not express any opinion concerning the laws of any jurisdiction other than (i) the State of New York and (ii) the Federal laws of the United States. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion. We do not express an opinion on any matters other than those expressly set forth in this letter.

No opinion is expressed herein with respect to the qualification of the Registered Securities under the securities or blue sky laws of any state or any foreign jurisdiction. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Legal Matters” in the Prospectus and the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ruskin Moscou Faltischek PC

RUSKIN MOSCOU FALTISCHEK, P.C.